Exhibit 10.1

AGREEMENT REGARDING SALARY CONTINUATION BENEFITS

This Agreement Regarding Salary Continuation Benefits (“Agreement”) is entered into as of October 10, 2005 between Teradyne, Inc., a Massachusetts corporation with a principal office at 321 Harrison Avenue, Boston, Massachusetts 02118 (the “Company”) and Richard E. Schneider, an individual with a residential address of [intentionally omitted] (“Executive”).

WHEREAS, Executive is currently employed by the Company as the President of the Company’s Teradyne Connection Systems Division (“TCS”);

WHEREAS, the Company is currently engaged in negotiations to sell TCS to an unaffiliated third party (“Acquiror”), and the Company and Executive wish to maintain their employment relationship through the closing date of that transaction (the “Closing Date”); and

WHEREAS, the Company and Executive have agreed to certain salary continuation benefits in connection with the sale of TCS.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Executive agree as follows:

1. Effective Date and Term. This Agreement shall become effective as of the date set forth in the opening paragraph (the “Effective Date”), and shall, unless automatically terminated as provided herein, continue in effect until the natural expiration of the Agreement’s terms. Notwithstanding the foregoing, this Agreement shall automatically terminate without further action by the Company or the Executive on December 31, 2005, if the TCS sale transaction with Acquirer is not consummated on or before December 31, 2005.

2. Definitions. For purposes of this Agreement, capitalized terms shall be defined as set forth in the preamble hereto and as follows:

“Base Salary” shall mean Executive’s gross annual salary as of the Effective Date or three hundred twenty thousand, one hundred dollars ($320,100).

“Cause” shall mean the occurrence of one or more of the following: (a) a good faith finding by the Company of (i) a willful failure of Executive, after notice thereof and an opportunity of not less than thirty (30) days to cure, to perform his assigned duties for the Company; (ii) Executive’s disloyalty, gross negligence, willful misconduct, dishonesty, fraud or breach of fiduciary duty to the Company; (iii) Executive’s willful violation of the rules or policies of the Company, including but not limited to the Standards of Business Conduct; or (iv) Executive’s breach of any agreement with the Company, including but not limited to those set forth in Section 4.1(b) herein; (b) the conviction of, or the entry of a plea of guilty or nolo contendere by Executive, to any crime involving moral turpitude or any felony. For purposes of this Section, no act or failure to act by Executive shall be considered “willful” if such act is done in the good faith belief that such act is or was to be beneficial to the Company, or such failure to act is due to Executive’s good faith belief that such action would not be materially harmful to the Company.

“Competitor of the Company” includes but is lot limited to any business or enterprise that develops, designs, produces, markets, sells, or renders any product or service or intends to do so that is competitive with any product or service developed, produced, marketed, sold or rendered by the Company and/or its subsidiaries, including actual or demonstrably anticipated research or development but expressly excluding any TCS product or service included in the TCS sale transaction. The activities of any such Competitor of the Company shall be considered “Competitive” to those of the Company.

“Date of Termination” shall mean the last day of Executive’s employment with the Company.

“Disability” shall mean an illness, injury or other incapacitating condition as a result of which Executive is absent from full-time performance of his duties with the Company, or is unable to perform his duties and responsibilities, for a period of sixty (60) consecutive days during the Term, but shall not include Executive’s death.

“Good Reason” shall mean the occurrence (without Executive’s consent) of any of the following acts or failures to act of the Acquirer which is not corrected within thirty (30) days of receipt of written notice from Executive of a termination for Good Reason:

(i) the relocation of Executive’s principal place of employment to a location more than fifty (50) miles from Executive’s principal place of employment immediately prior to the closing of the TCS sale transaction;

(ii) a material reduction in the nature or scope of Executive’s duties, responsibilities or or a reduction in or failure to pay when due compensation from those contained in Executive’s accepted offer letter from or employment agreement with Acquirer, excluding reductions affecting all or substantially all managerial employees or reductions permitted (a) for the Executive’s failure to work the required hours; (b) the Executive’s physical or mental incapacity; or (c) under the Acquirer’s benefit plans and programs such as but not limited to disability coverage and any leave of absence plans or programs or

(iii) a failure to pay Executive the compensation stated in Executive’s accepted offer letter from or employment agreement with Acquirer.

“Restricted Activities” shall mean the following:

(a) entering into the employment of or rendering professional services, including but not limited to as an independent contractor, consultant, director, partner, owner or otherwise, to any individual, partnership, association or corporation, who or which is a Competitor of the Company without the prior written permission of the Company.

(b) soliciting (for the purpose or providing a product or service that is Competitive with the Company) any customer or prospective customer of the Company and/or its subsidiaries that was contacted, solicited or served by the Executive within the five (5) year period immediately preceding the Date of Termination.

(c) the recruiting, soliciting, hiring, or engaging as an employee or an independent contractor, any employee or former employee, excluding any former employee whose employment with the Company and/or its subsidiaries has been terminated for a period of six (6) months or longer.

3. Salary Continuation Benefits. In consideration of the covenants contained in Section 4 herein, the Company agrees to provide Executive with the following extended salary continuation, incentive and variable compensation payments and benefits, provided Executive remains an employee of the Company up to and including the Closing Date:

3.1	If Executive is not offered a position with comparable duties, responsibilities and compensation to his current position with the Company (a “Comparable Position”) by the Acquirer and his employment with the Company is terminated by the Company on or before the Closing Date for any reason other than for Cause, the Company will provide Executive with:

(a)	salary continuation payments at the rate of his Base Salary, less applicable taxes and withholdings, for a period of one hundred and three (103) weeks (the “Salary Continuation Period”), to be paid on a monthly basis in accordance with the Company’s normal payroll practices commencing on the first regular payroll date following the Date of Termination (the “Salary Continuation Payments”); and

(b)	continuing coverage for the Salary Continuation Period under the Company’s medical and dental insurance programs in which Executive is then participating, at the same levels of coverage in existence prior to the Date of Termination, to the extent that the Company is permitted to continue Executive’s coverage under the terms of each applicable plan (the “Benefits”). Continuation of the Benefits shall be subject to the terms of the applicable plan and shall require the Company and Executive each to contribute to the applicable insurance premium payments on the same basis and in the same proportions as in existence at the Date of Termination. All other benefits, including but not limited to flex/vacation time accrual, short and long term disability insurance, and life insurance, contributions (including company matches) into savings plan and savings plan plus, profit sharing payments and participation in the Executive stock purchase plan shall cease as of the Date of Termination.

If (i) the Acquirer requires Executive to relocate his principal place of employment to a location more than fifty (50) miles from Executive’s principal place of employment immediately prior to the Closing Date as a condition of its offer of employment, (ii) Executive declines to accept employment with the relocation condition, and (iii) Executive is involuntarily terminated by the Company immediately prior to or on the Closing Date for any reason other than Cause, the Company will provide the Salary Continuation Payments and Benefits described in Section 3.1(a) and (b). Notwithstanding the foregoing, the salary continuation and benefits payable under this Section 3.1 shall cease immediately in the event Executive commences employment with, or provides the services to, the Acquirer subsequent to his termination of employment with the Company, except as described in Section 3.2.

3.2	If Executive is offered and accepts any position with the Acquirer but subsequently is involuntarily terminated by the Acquirer for any reason other than Cause (as defined above but inserting “Acquirer” in place of “Company” in the definition), or the Executive terminates his employment with the Acquirer for Good Reason, in either case within nine (9) months following the Closing Date, the Company (or, if assigned, the Acquirer) will provide Executive with a lump sum payment equal to the Salary Continuation Payments set forth in Section 3.1(a), plus the aggregate amount that the Company would have contributed to Executive’s Benefits during the Salary Continuation Period for the level of coverage in existence immediately prior to the Date of Termination (less applicable taxes and withholdings), but reduced by any salary continuation, severance or similar benefits paid or payable to Executive by the Acquirer.

3.3	If Executive is offered a Comparable Position by the Acquirer but elects not to accept the Acquirer’s offer (other than on account of a condition that Executive relocate his principal place of employment to a location more than fifty (50) miles from his principal place of employment immediately prior to the Closing Date) and Executive is involuntarily terminated by the Company on or before the Closing Date for any reason, no Salary Continuation Payments or Benefits will be provided to Executive by the Company, other than those required by law (such as COBRA) or pursuant to the express terms of a benefit plan in which Executive was participating prior to the Date of Termination.

3.4	Regardless of whether Executive is offered a Comparable Position by the Acquirer, so long as he is employed by the Company on the Closing Date, the Company agrees, within five (5) business days following the Closing Date, to make the payments set out below to the Executive:

(a)	an incentive payment of one hundred forty-five thousand, twenty five dollars ($145,025).

(b)	a “variable compensation” payment of two hundred forty thousand, seventy five dollars ($240,075) pursuant to the Company’s 2005 Variable Compensation Plan (“VC Plan”) but subject to the following modifications to the VC Plan:

i)	elimination of the requirement that Executive be employed by the Company at the time of the VC Plan payout;

ii)	the VC Plan payout will be calculated using the Executive’s existing VC factor and a fifty percent (50%) performance rating,

iii)	the VC Plan payout will be based upon Executive’s Base Salary as of the Closing Date; and

iv)	the VC Plan payout will not be pro-rated over the 2005 twelve month VC period regardless of whether the TCS sale transaction closes before December 31, 2005.

3.5	For purposes of this Agreement, the determination as to whether the Acquirer has offered Executive a Comparable Position will be made solely by the Company in its good faith judgment.

3.6	All payments made by the Company to Executive under this Agreement shall be subject to deductions for applicable taxes (whether local, state, federal, provincial or otherwise) and to any other required or voluntary withholdings or deductions.

3.7	Executive shall not be entitled to any of the payments or benefits set forth in Sections 3.1, 3.2 or 3.4 or any other salary continuation payments or benefits (other than those required by law or pursuant to the express terms of a benefit plan in which Executive was participating prior to the Date of Termination), if:

(a)	Executive resigns or otherwise voluntarily leaves the Company’s employ prior to the Closing Date;

(b)	Executive is terminated by the Company (or Acquirer, if assigned) at any time for Cause; or

(c)	In the case of Sections 3.1 and 3.2 only, Executive fails to accept a position with the Acquirer and remains employed by the Company or its subsidiaries following the Closing Date.

3.8	Notwithstanding anything to the contrary herein, in the event Executive dies after (a) his employment with the Company has been terminated for any reason other than for Cause and (b) his right to any payments or benefits set forth in this Section 3 has attached, the Company agrees that Executive’s estate, conservator or designated beneficiary(ies), as the case may be, shall be entitled to the remainder of any payments or benefits to which Executive would otherwise have been entitled under this Section 3.

4.1 Executive Covenants. In consideration of, and as a condition to, the Company providing to Executive the payments and benefits set forth in Sections 3.1, 3.2 and/or 3.4, Executive covenants and agrees:

(a)	to sign a release of any claims he has or may have against the Company, including its subsidiaries, in connection with or relating to his employment by and/or termination from employment with the Company in the form attached hereto as Attachment A, within twenty-one (21) days of the Date of Termination. Notwithstanding the foregoing, the Company agrees and hereby acknowledges that the Release contained in Attachment A is not intended to and does not (i) apply to any claims Executive may bring to enforce the terms of this Agreement; (ii) release the Company of any obligation it may have pursuant to a written agreement, the Company’s articles or organization or bylaws, or as mandated by statute to indemnify Executive as an officer of the Company; and (iii) release the Company of any obligation to provide and/or pay benefits to Executive or Executive’s estate, conservator or designated beneficiary(ies) under and in accordance with the terms of any applicable Company benefit plan and/or program;

(b)	to continue to comply with any valid post-termination obligations Executive may have to the Company or restrictive covenants he may be bound by arising from this Agreement or any other agreement Executive has with the Company, its subsidiaries, affiliates or divisions, including but not limited to the following:

i)	All Outstanding Stock Option Agreements and applicable Stock Option plans which govern all stock options held by Executive;

ii)	Executive’s employment agreement dated May 2, 1988;

iii)	Executive’s employment agreement dated August 9, 2004; and

iv)	Any written indemnification agreements signed by the Company.

(c)	to refrain from, directly or indirectly, engaging in any of the Restricted Activities as and from the Date of Termination until the later of the expiration of (i) a one year period following the Date of Termination; or (b) the Salary Continuation Period.

(d)	subject to availability, advance notice and reimbursement of all reasonable expenses, to cooperate with and provide all reasonable assistance to the Company, with respect to any civil, criminal or administrative investigations, actions and/or proceedings involving the Company and relating in any way to Executive’s positions, duties and responsibilities while at the Company or to any matters which Executive handled, participated in or had knowledge of while employed by the Company, including, without limitation, any and all actions pending or threatened at the date of this Agreement or hereafter arising;

(e)	not to make any false, disparaging or derogatory statements or remarks to any person or entity about the Company’s (including its subsidiaries’) business affairs, financial condition, or about any Company or subsidiary directors, officers, employees, stockholders and agents; and

(f)	to return to the Company (or, if post-Closing Date, the Acquirer) all Company property, which is not transferred to the Acquirer, in his possession or control, including but not limited to all equipment and documents (electronic or otherwise), within seven (7) days of the Date of Termination.

4.2 In the event the Company determines in good faith that Executive has violated any of the provisions of Section 4.1 herein, the Company shall provide written notice of such violation to the Executive specifying the nature of the violation and allow the Executive a thirty (30) day period from receipt of the notice to remedy any violation which is capable of being remedied. If the Executive does not remedy the violation within such thirty (30) day period or if the violation is not capable of any remedy, Executive’s entitlement to receive and the Company’s obligation to pay any and all payments and benefits contemplated by Sections 3.1, 3.2 or 3.4 herein shall terminate immediately following the thirty (30) day period or immediately following the violation, as applicable. Nothing contained in this Section 4.2 shall prohibit, limit or otherwise restrict the Company at any time from pursuing the remedies set out in Section 10 below.

5. Termination Notice. Any termination of Executive’s employment by the Company (other than by reason of death) shall (a) be in writing; (b) indicate whether the termination is with or without Cause and, with respect to a termination for Cause, indicate the basis for termination in reasonable detail, and (c) be delivered to Executive in accordance with Section 17 below.

6. Resignation Notice. Any resignation by Executive shall be (a) in writing, (b) explain whether the resignation is for Good Reason and, if so, indicate the basis for the resignation in reasonable detail and (c) be delivered to the Company (or Acquirer, if assigned) at least twenty-one (21) days in advance of the resignation date and otherwise in accordance with Section 16 below.

7. No Third Party Beneficiaries. Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representative, executor, administrator or heir of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

8. No Obligation of Employment. Nothing in this Agreement shall be construed as an express or implied contract of employment for a defined term between Executive and the Company (or its subsidiaries, affiliate or divisions) or as a commitment on the part of the Company to retain Executive in any capacity for any period of time. Executive understands that the employment relationship between Executive and The Company will be “at will” and Executive understands that the Company may terminate Executive with or without “Cause” at any time for any or no reason.

9. Resignation from Company. Upon termination of Executive’s employment from the Company for any reason, the Executive shall provide the Company with his written resignation as an officer of the Company and as an officer or director of any subsidiary of the Company.

10. Specific Performance. Executive acknowledges that (a) the services to be rendered under this Agreement and the obligations of the Executive assumed herein are of a special, unique and extraordinary character, (b) it would be difficult or impossible to replace such services and obligations, (c) the Company, its subsidiaries and affiliates will be irreparably harmed, and (d) the award of monetary damages will not adequately protect the Company, its subsidiaries and affiliates in the event of a breach hereof by Executive. As a result, Executive agrees and consents that if he violates any of the provisions of this Agreement, the Company shall, without any bond or other security, being required and without the necessity of proving monetary damages, be entitled to temporary and/or permanent injunctive relief to be issued by a court of competent jurisdiction retraining Executive from committing or continuing any violation of this Agreement or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy the Company may have whether at law or in equity.

11. Dispute Resolution. Except for the equitable relief provisions set forth in Section 10, Executive and the Company agree that any dispute, controversy or claim arising between the parties relating to this Agreement, otherwise relating in any way to Executive’s employment with and/or termination from the Company, or relating to Executive’s relationship as an officer or in any other capacity for the Company (whether such dispute arises under any federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration before a single arbitrator. The arbitrator shall be selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) pertaining at the time the dispute arises. The parties agree that such arbitration shall take place at the offices of the AAA in Boston, Massachusetts. In such arbitration proceedings, the arbitrator shall have the discretion, to be exercised in accordance with applicable law, to allocate among the parties the arbitrator’s fees, tribunal and other administrative and litigation costs and, to the prevailing party, reasonable attorneys’ fees. The award of the arbitrator may be confirmed before and entered as a judgment of any court having jurisdiction of the parties.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to the conflicts of law principles thereof, and this Agreement shall be deemed to be performable in Massachusetts.

13. Severability. In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed to the maximum extent permitted by law.

14. Waivers and Modifications. This Agreement may be modified, and the rights, remedies and obligations contained in any provision hereof may be waived, only in accordance with this Section 14. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

15. Assignment. Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. Notwithstanding the foregoing, the obligations of the Company under Sections 3.1 and 3.4 shall not be assignable by the Company to the Acquirer or be binding upon the Acquirer.

16. Entire Agreement. This Agreement constitutes the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels all agreements, written or oral, made prior to the date hereof between Executive and the Company relating to the subject matter hereof; provided, however, that the following agreements, as may be modified herein, shall remain in full force and effect in accordance with their terms:

(a)	All Outstanding Stock Option Agreements and applicable Stock Option plans, which shall continue to govern all stock options held by Executive;

(b)	Executive’s employment agreement dated May 2, 1988

(c)	Executive’s employment agreement dated August 9, 2004;

(d)	Any written indemnification agreements signed by the Company; and

(e)	The Release, Attachment A hereto, once executed between the Company and Executive

17. Notices. All notices hereunder shall be in writing and shall be delivered (a) in person, (b) mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, (c) sent via facsimile with a confirmed facsimile transmission receipt, or (d) sent via overnight delivery with a confirmed receipt of delivery; in each instance addressed, if to Executive or the Company, as the case may be at the address noted below or to such other address as either party may furnish to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt.

To the Company:

Teradyne, Inc.

321 Harrison Avenue

Boston, Mass. 02118

Attention: General Counsel

Phone: 617-422-3038

Fax: 617-422-2910

To Executive:

Richard E. Schneider

[intentionally omitted]

With a copy to Executive’s Counsel:

H. James Hartley, Esq.

Shilepsky O’Connell

225 Franklin Street, 16th Floor

Boston, Mass. 02110-2898

Phone: 617-447-2803

Fax: 617-447-2800

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

19. Section Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to define, limit, or otherwise affect the construction of any provision hereof.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by a duly authorized officer, and by Executive.

TERADYNE, INC.		EXECUTIVE
By:	/s/ GREGORY R. BEECHER	/s/ RICHARD E. SCHNEIDER
	Gregory R. Beecher Vice President Chief Financial Officer	Richard E. Schneider President Teradyne Connection Systems Division

ATTACHMENT A

Release

In consideration of the payment and receipt of the payments and benefits described in Section 3 of the “Agreement Regarding Salary Continuation Benefits” dated October 10, 2005 between me and Teradyne, Inc. of 321 Harrison Avenue, Boston, Mass. 02118 (the “Company”), all of which I acknowledge I would not otherwise be entitled to receive, I hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its successors and assigns and their respective officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which I ever had or now have against the Released Parties arising out of my employment with and/or termination or separation from the Company or relating to my relationship as an officer or in any other capacity for the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., and the Massachusetts Fair Employment Practices Act., M.G.L. c.151B, §1 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12 §§11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, §102 and M.G.L. c.214, §1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, §1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, §1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, §105(d), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of my employment with, termination or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that notwithstanding the foregoing, the Company agrees and hereby acknowledges that this Release Agreement is not intended to and does not (i) apply to any claims Executive may bring to enforce the terms of the AGREEMENT REGARDING SALARY CONTINUATION BENEFITS, (ii) release the Company of any obligation it may have pursuant to a written agreement, the Company’s articles of organization or bylaws, or as mandated by statute to indemnify Executive or Executive’s estate, conservator or designated beneficiary(ies) under and in accordance with the terms of any applicable Company benefit plan and/or program; provided further, that nothing in this Release Agreement prevents me from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that I acknowledge that I may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967: Since I am 40 years of age or older, I have been informed that I have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and I agree that:

(a) in consideration for the payments and benefits described in Section 3 of the Agreement Regarding Salary Continuation Benefits, which I am not otherwise entitled to receive, I specifically and voluntarily waive such rights and/or claims under the ADEA I might have against the Released Parties to the extent such rights and/or claims arose prior to the date this Release Agreement was executed;

(b) I understand that rights or claims under the ADEA which may arise after the date this Release Agreement is executed are not waived by me;

(c) I was advised that I have at least 21 days within which to consider the terms of Attachment A and to consult with or seek advice from an attorney of my choice or any other person of your choosing prior to executing this Release Agreement;

(d) I have carefully read and fully understand all of the provisions of this Release Agreement, and I knowingly and voluntarily agree to all of the terms set forth in this Release Agreement; and

(e) in entering into this Release Agreement I am not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

Period for Review and Consideration of Agreement:

I acknowledge that I was informed and understand that I have twenty-one (21) days to review this Release Agreement and consider its terms before signing it.

The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

Accord and Satisfaction: The amounts set forth in the Agreement Regarding Salary Continuation Benefits shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Released Parties to me, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

Revocation Period: I may revoke this Release Agreement at any time during the seven-day period immediately following my execution hereof. As a result, this Release Agreement shall not become effective or enforceable and the Company shall have no obligation to make any payments or provide any benefits described herein until the seven-day revocation period has expired.

Richard E. Schneider	Date

Witness	Date

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Richard E. Schneider, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Severance Agreement and Release, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21 day period.

Dated:
Richard E. Schneider
Dated:
Witness